Exhibit (a)(5)(E)

PAVMED ANNOUNCES EXTENSION OF OFFER TO EXCHANGE SERIES W WARRANTS FOR SERIES Z WARRANTS

NEW YORK (March 16, 2018) – PAVmed Inc. (Nasdaq: PAVM, PAVMW) (the “Company”), a highly differentiated, multiproduct medical device company, today announced that its previously disclosed offer to exchange Series W Warrants (Nasdaq: PAVMW, the “W Warrant”) for Series Z Warrants (the “Offer”) has been extended, in accordance with applicable rules and regulations governing tender offers, until 5:00 P.M., Eastern Time, on April 2, 2018, unless further extended or terminated. The Offer was previously scheduled to expire at 11:59 P.M., Eastern Time, on March 19, 2018.

Under the Offer, PAVmed is offering the holders of its outstanding Series W Warrants, which were issued in its initial public offering (“IPO”) and in private placements prior to its IPO, the opportunity to exchange each Series W Warrant for 0.5 Series Z Warrants, upon the terms and subject to the conditions set forth in the Offer to Exchange, dated February 20, 2018, as amended and supplemented (the “Offer to Exchange”), and the related Letter of Transmittal. To date, 8,573,068 of the 10,533,500 outstanding Series W Warrants of have been tendered and not withdrawn.

Each of the outstanding Series W Warrants is currently exercisable for one share of common stock at an exercise price of $5.00 per share until January 29, 2022. All Series W Warrants are currently redeemable at PAVmed’s discretion if the common stock trades at or above $10.00 per share, subject to certain other conditions. Each Series Z Warrant will be exercisable for one share of common stock at an exercise price of $3.00 per share until April 30, 2024. After April 30, 2019, the Series Z Warrants will become redeemable at PAVmed’s discretion if the common stock trades at or above $9.00 per share, subject to certain other conditions. PAVmed has applied to have the Series Z Warrants listed to trade on the Nasdaq Capital Market.

The extension of the expiration date of the Offer is being made in compliance with the rules and procedures of the Securities and Exchange Commission (“SEC”). In addition, the Offer to Exchange is being amended and supplemented to include financial information from the fiscal year ended December 31, 2017. Except for such extension and such supplemental financial information, all of the terms and conditions set forth in the Offer to Exchange as amended and supplemented prior to the date hereof, the related Letter of Transmittal and the other offer materials filed with the SEC (collectively, as amended and supplemented from time to time, the “Offer Documents”) remain unchanged.

Tenders of the Series W Warrants in the Offer must be made prior to the extended expiration date (or in accordance with the procedures for guaranteed delivery described in the Offer Documents) and may be withdrawn at any time prior to the extended expiration date in accordance with the terms described in the Offer Documents.

The Offer is subject to the conditions and other terms set forth in the Offer Documents. There is no minimum participation requirement with respect to the Offer.

PAVmed’s common stock and Series W Warrants are currently listed on the Nasdaq Capital Market under the symbols “PAVM” and “PAVMW”, respectively. As of March 15, 2018, the last reported closing prices of the common stock and Series W Warrants were $1.71 per share and $0.40 per warrant, respectively.

The depositary for the tender offer is Continental Stock Transfer & Trust Company. The Offer Documents and related documents have been distributed to the holders of the Series W Warrants. For questions and information, please call the depositary at (917) 262-2378.

No Offer or Solicitation

This announcement is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Additional Information

The discussion of the Offer contained in this press release is for informational purposes only and is neither an offer to buy nor a solicitation of an offer to sell securities.

The Offer is being made only pursuant to the Offer Documents that were mailed to all holders of the Series W Warrants. Holders of the outstanding Series W Warrants should carefully read those materials and the documents incorporated therein by reference, as amended and supplemented, because they contain important information, including the various terms and conditions of the Offer. PAVmed has filed a Tender Offer Statement on Schedule TO-I (the “Tender Offer Statement”) with the SEC. The Tender Offer Statement, which includes the Offer Documents, is also available to holders of the Series W Warrants at no charge on the SEC’s website at www.sec.gov or from PAVmed at the address below. Holders of the Series W Warrants are urged to read those materials carefully prior to making any decisions with respect to the Offer.

About PAVmed

PAVmed Inc. is a highly differentiated, multiproduct medical device company employing a unique business model designed to advance products from concept to commercialization much more rapidly and with significantly less capital than the typical medical device company. This proprietary model enables PAVmed to pursue an expanding pipeline strategy with a view to enhancing and accelerating value creation. PAVmed’s diversified pipeline of products address unmet clinical needs, have attractive regulatory pathways and market opportunities and encompass a broad spectrum of clinical areas including carpal tunnel syndrome (CarpX™), interventional radiology (PortIO™ and NextCath™), pediatric ear infections (DisappEAR™) medical infusions (NextFlo™ and NextCath™), and tissue ablation and cardiovascular intervention (Caldus™). The Company intends to further expand its pipeline through engagements with clinician innovators and leading academic medical centers. For further information, please visit www.pavmed.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of PAVmed’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, PAVmed’s ability to complete the Offer; volatility in the price of PAVmed’s common stock and Series W Warrants; the uncertainties inherent in research and development, including the cost and time required advance PAVmed’s products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from PAVmed’s preclinical studies; whether and when PAVmed’s products are cleared by regulatory authorities; market acceptance of PAVmed’s products once cleared and commercialized; our ability to raise additional funding and other competitive developments. PAVmed has not yet received clearance from the FDA or other regulatory body to market any of its products. New risks and uncertainties may arise from time to time and are difficult to predict. All of these factors are difficult or impossible to predict accurately and many of them are beyond PAVmed’s control. For a further list and description of these and other important risks and uncertainties that may affect PAVmed’s future operations, see Part I, Item IA, “Risk Factors,” in PAVmed’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Reports on Form 10-Q filed by PAVmed after its most recent Annual Report. PAVmed disclaims any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Contacts

Investors
LHA Investor Relations
Kim Sutton Golodetz
(212) 838-3777
kgolodetz@lhai.com

Media
PAVmed Inc.
212-949-4319
info@pavmed.com

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